CODE OF CONDUCT

August 14, 2017

OUR VISION:

Our vision is to push the boundaries of what a healthful, functional product should be in order to raise the quality of life for all humanity.

OUR MISSION STATEMENT:

To become the category leader in hemp-infused food and beverage products.

At Rocky Mountain High Brands, Inc. (“RMHB”) our conduct is of the utmost importance. What we say and, more importantly, what we do; the products we make; the services we provide; the way we act; and the way we treat our customers, our vendors and each other. As citizens and as employees, WE MUST DO WHAT IS RIGHT.

This Code of Conduct provides guidelines for the business conduct we expect from our directors, officers, employees, and contractors and is to be read and understood. No single set of rules can provide explicit guidance for every situation that may be faced by any Company such as RMHB. Ultimately, the Company relies on every employee to use good judgment in everything he or she does. We all must remember our values and policies. We all should ask questions of our leaders or responsible staff whenever in doubt as to the appropriate course of conduct.

It is in this spirit that we provide this Code of Conduct. By acting consistently with these guidelines, we can each do our part to assure that RMHB earns its reputation as a company that conducts its business with the utmost integrity.

While reading this Code of Conduct, please keep RMHB’s Vision and Mission statements in mind.

RMHB competes hard to achieve leadership and business success. We are concerned not only with results, but also with how those results are achieved. We will never condone nor tolerate efforts or activities to achieve results through illegal or unethical dealings anywhere in the world.

Our People

We attract and recruit highly talented people. We build our organization from within, promoting and rewarding people without regard to any difference unrelated to performance. We act on the conviction that the people of RMHB will always be our most important asset.

Leadership

We are all leaders in our area of responsibility, and we each possess a deep commitment to deliver leadership results. We each have a clear vision of where we are going. We focus our resources to achieve RMHB’s objectives and strategies. We develop the capability to deliver our strategies and eliminate organizational barriers.

Ownership

We accept personal accountability to meet the business’ needs, improve our systems and help others improve their effectiveness. We all act like owners, treating the Company’s assets as our own and behaving with the Company’s long-term success in mind.

Integrity

We always try to do the right thing. We are honest and straightforward with each other. We operate within the letter and spirit of the law. We uphold the values and principles of RMHB in every action and decision. Our decisions are based on real data and we are intellectually honest in advocating proposals, including recognizing risks.

Passion for Winning

We are determined to be the best at doing what matters most. We have a healthy dissatisfaction with the status quo. We have a compelling desire to improve and to win in the marketplace.

Trust

We respect our RMHB colleagues, customers, and consumers and treat them as we want to be treated. We have confidence in each other’s capabilities and intentions. We believe that people work best when there is a foundation of trust.

We Show Respect for All Individuals

We believe that all individuals can and want to contribute to their utmost potential. We value differences. We inspire and enable people to achieve high expectations, standards and challenging goals. We are honest with people about their performance

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The Interests of the Company and the Individual are Inseparable

We believe that doing what is right for the business with integrity will lead to mutual success for both our Company and our people. Our quest for mutual success ties us together. We encourage our employees to own stock and exhibit ownership behavior. This is your Company.

We are Strategically Focused in Our Work

We operate against clearly articulated and aligned objectives and strategies. We only do work and only ask for work that adds value to the business. We simplify, standardize and streamline our current work whenever possible.

Innovation is the Cornerstone of Our Success

We place great value on big, new innovations. We challenge convention and reinvent the way we do business to better win in the marketplace.

We are Externally Focused

We are continually focused on what our consumers want and need and we must remember that every product, including its packaging, should address those wants and needs. We develop close, mutually productive relationships with our customers and our suppliers. We are good corporate citizens.

We Value Personal Mastery

We believe it is the responsibility of all individuals to continually develop themselves and others. We encourage and expect outstanding technical mastery and executional excellence

We Seek to be the Best

We strive to be the best in all areas of strategic importance to the Company. We rigorously benchmark our performance versus the very best internally and externally. We learn from both our successes and our failures.

Mutual Interdependency is a Way of Life

We work together with confidence and trust across functions, sectors, categories and geographies. We take pride in results from reapplying others’ ideas. We build superior relationships with all the parties who contribute to fulfilling our objectives, including our customers, suppliers, universities and governments.

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Our Commitment

RMHB is committed to compliance with all laws and regulations wherever we conduct our business activities. The Company expects every employee to know the laws and policies that apply to their RMHB activities, and to conduct them with uncompromising honesty and integrity.

Of course, some business activity is not governed by any law. In these situations, an employee should be able to answer “yes” to the following questions before taking any action:

•	Is this the “right thing” to do?
•	Would this action withstand public scrutiny?
•	Will this action uphold RMHB’s reputation as an ethical company?

If the answers to all three questions are not an unqualified “yes,” then don’t do it.

Compliance with Laws and RMHB Business Conduct Policies

RMHB employees worldwide are expected and directed to comply with all laws and all RMHB business conduct policies relating to their business activities.

Accuracy of Company Records

The Company’s business records are the key to producing reliable and accurate reports to management, shareholders, creditors, governmental/regulatory entities and others. Thus, all official records of the conduct of the Company’s business must be accurate, honest and complete, without any restriction or qualification of any kind. This means the accuracy of any records involves both factual documentation and ethical evaluation.

The Company does not condone concealing any payment by means of passing it through the books or accounts of third parties, such as agents or consultants.

All RMHB operations worldwide must comply with all local and national laws relating to the accurate and complete maintenance of Company financial books and records.

As in their other responsibilities, employees are expected to be honest, objective and loyal in the performance of recordkeeping responsibilities. However, because loyalty includes never knowingly being a part of any illegal or unethical activity, there is no excuse for a deliberately false or misleading Company record.

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Securities Trading Policies

To ensure fairness and integrity in financial markets, we do not trade in RMHB securities or those of any other company on the basis of material, non-public information acquired through our employment. Material information is any information that an investor would reasonably consider important in making investment decisions. Examples include knowledge of acquisitions or divestitures, new product launches or financial information. Non-public inside information about RMHB must not be communicated without a legitimate business reason and proper leadership authorization.

RMHB’s Insider Trading Policy and Calendar is attached as an Appendix to this Code of Conduct.

Antitrust Policy and Compliance Guidelines

Antitrust laws are designed to prohibit agreements among companies to fix prices, divide markets, limit production or otherwise impede or destroy market forces. RMHB’s policy is that all employees strictly comply with antitrust laws and the competition and anti-monopoly laws of all countries, states and localities in which they conduct RMHB business.

It is very important for employees to understand and follow this policy so that RMHB avoids even the appearance of an antitrust violation. That is why the Company’s general rule is “NO CONTACT WITH COMPETITORS.” Membership in trade associations is permissible only if approved in advance by a corporate officer.

Contact with Government Officials

RMHB policy is to comply with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials. Such information provided to governments must be accurate and interactions with government officers must be honest and ethical. All activities that might constitute lobbying or attempts to influence government officials are first reviewed with RMHB’s CEO.

Political Contributions and Related Policies

The Company’s basic policy is that RMHB funds or resources may not be used to make a political contribution to any political candidate or political party anywhere in the world. Exceptions to the Company’s basic policy are allowed only where law permits such contributions and express permission has been given in advance by RMHB’s CEO.

RMHB policy does not permit the use of any RMHB facilities or resources by employees for political campaigning, political fundraising, or partisan political purposes.

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A decision by an employee to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

Transacting International Business

Managers and employees of RMHB and its affiliates doing business around the world abide by special laws and regulations that apply to the import and export of products and technical data, as well as the conduct of business with non-U.S. entities. We also comply with anti-boycott and international embargo regulations in all locations where we do business.

Foreign Corrupt Practices Act

All directors, employees, officers, agents (internal and external), and contract consultants of RMHB will abide by the law known as the Foreign Corrupt Practices Act (FCPA).

From the website of the Securities and Exchange Commission (“SEC”):

The Foreign Corrupt Practices Act (FCPA), enacted in 1977, generally prohibits the payment of bribes to foreign officials to assist in obtaining or retaining business. The FCPA can apply to prohibited conduct anywhere in the world and extends to publicly traded companies and their officers, directors, employees, stockholders, and agents. Agents can include third party agents, consultants, distributors, joint-venture partners, and others.

The FCPA also requires issuers to maintain accurate books and records and have a system of internal controls sufficient to, among other things, provide reasonable assurances that transactions are executed and assets are accessed and accounted for in accordance with management's authorization.

The sanctions for FCPA violations can be significant. The SEC may bring civil enforcement actions against issuers and their officers, directors, employees, stockholders, and agents for violations of the anti-bribery or accounting provisions of the FCPA. Companies and individuals that have committed violations of the FCPA may have to disgorge their ill-gotten gains plus pay prejudgment interest and substantial civil penalties. Companies may also be subject to oversight by an independent consultant.

The SEC and the Department of Justice are jointly responsible for enforcing the FCPA. The SEC's Enforcement Division has created a specialized unit to further enhance its enforcement of the FCPA.

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Personal Behavior in the Workplace

RMHB’s fundamental policy is that we treat all of our RMHB colleagues with respect.

The Company strives to provide a safe, healthful and productive work environment. Each employee has a personal responsibility to other RMHB employees and to the Company to help eliminate actions or circumstances that undermine this environment.

RMHB policy requires that individuals be considered for employment opportunities on the basis of merit, as measured against objective job requirements. Every good faith effort shall be made to implement programs designed to provide equal employment opportunity to all types of jobs and at all levels of the work force.

RMHB expects each employee to support the Company’s commitment and continuing efforts toward equal employment opportunity for all. RMHB is committed to compliance with all applicable laws and regulations relating to equal employment opportunity, non-discrimination and similar employee-related matters.

We recognize the power that comes from people of diverse backgrounds and experiences coming together around a common goal. Our policy forbids any discrimination, harassment or intimidation because of race, color, religion, gender, age, national origin, citizenship, veteran status, sexual orientation, gender identity, disability, or any other legally protected class. Employees are encouraged to bring questions or concerns in this area to their management. Strict disciplinary action for violations of this policy will be taken, including termination of employment.

Additionally, every employee is expected to perform his or her work in a safe manner, free of the influence of alcohol or drugs (including illegal drugs, controlled substances, or misused prescription medications).

RMHB does not tolerate violence or threats against employees, officers, or directors in any form.

Child Labor and Worker Exploitation Policy

RMHB does not use child or forced labor in part of our business. We do not tolerate unacceptable worker treatment, such as exploitation of children, physical punishment or abuse, or involuntary servitude. We expect our suppliers and contract consultants with whom we do business to uphold the same standards. Should a pattern of violation of these principles become known to the Company and not be corrected, we will discontinue the business relationship.

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Wage and Hour Practices

RMHB pays employees a competitive wage. Consistent with our principle of valuing personal mastery, we reward employees for improving their skills and capabilities. At a minimum, we comply with all applicable wage and hour laws, rules and regulations, including minimum wage, overtime, and maximum hours.

Conflict of Interest

The Company policy regarding possible conflict of interest is based on the principle that an employee’s decisions in the business must be made solely in the best interest of RMHB. In reaching these decisions, an employee should not be influenced by personal or family considerations that might consciously (or unconsciously) affect his or her judgment as to what is in the best interest of RMHB.

Employee Privacy

RMHB respects employee privacy and dignity. We will only collect and retain personal information from employees that is required for the effective operation of the Company or as required by law. We will keep that information confidential and release it only to those who have a legitimate need to know.

Product Quality

The Company is committed to ensuring that consumers trust our products for their superior taste, quality ingredients, and safety. All employees associated with the safety assessment of our products have a responsibility to see that the design, execution and interpretation of research meets the highest professional and scientific standards so that the Company and the consumer are assured of the best possible safety judgments. Consumer health, safety, and well-being are the highest priority to us.

We administer our product safety programs by following these principles:

•	Our products shall be safe for humans and the environment when used as intended and under conditions of reasonably foreseeable misuse.

•	Our safety-testing program, whether in-house or outsourced, must provide positive assurance of safety for the products we sell.

•	Our programs must be based on an expanding scientific understanding of our products and their components. Input from independent experts from both inside and outside the Company shall be used to ensure that the best scientific judgment and objections are reflected in our research and safety conclusions.

•	We will meet or exceed all legislative and regulatory requirements with respect to product development and labeling.

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Communicating with the Media

Providing clear and accurate information to the media and general public maintains integrity in our relationships with our investors and the public at-large. Because this is so important, RMHB has designated external relations officers and vendors for communicating corporate and product information outside the Company. Employees and contract consultants should not communicate with media without prior approval from the Chief Executive Officer.

Commercial Bribery

Commercial bribery is illegal and subject to criminal penalties in many countries, including the United States. Any personal payments or bribes to individuals employed by RMHB’s customers or suppliers, or receipt of bribes or personal payments by RMHB employees is strictly prohibited. Even in locations where such activity may not, technically speaking, be illegal, it is absolutely prohibited by Company policy. RMHB’s competition for business is conducted fairly and on the merits of our products and services.

We believe in promoting good governance and the fair and impartial administration of laws. It is also, therefore, strictly prohibited to give anything of value directly or indirectly to a government official in order to influence his or her judgment in the performance of official duties.

Fair Dealing with Customers and Suppliers

RMHB’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior and mutual trust. RMHB recognizes that our customers have individual needs and expectations representing unique opportunities for mutual success.

The Company bases its supplier relationships on fundamental concepts of honesty, fairness, mutual respect and nondiscrimination. RMHB encourages continued supplier support of all kinds that will enhance our, and their, prosperity and build sound, long-term relationships.

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Gifts, Entertainment and Gratuities

We conduct our business on the basis of the superior value of goods and services we buy and sell. Our policy on gifts, entertainment and gratuities is designed to preserve and maintain RMHB’s reputation as a global enterprise that acts with integrity and bases decisions only on legitimate business considerations. Receiving gifts, entertainment or other gratuities from people with whom we do business is generally not acceptable because doing so could imply an obligation on the part of the Company and potentially pose a conflict of interest. The Company recognizes that entities we do business with may, from time to time, want to express their appreciation with nominal gifts such as holiday baskets, or logo merchandise. Employees are generally allowed to accept such gifts on behalf of RMHB if the value is below $75.

The Government as a Customer

RMHB’s products are sometimes purchased by governments for use or resale to authorized military consumers. RMHB’s legal compliance policy requires strict observance of the laws and regulations which govern the acquisition of goods and services by governmental entities, whether in the United States or in any other country. It is RMHB’s policy that all statements and representation to government procurement officials are accurate and truthful, including costs and other financial data.

Fair Competition

We believe in competing fairly because we all benefit from fair, free and open markets. We compete strictly on the merits of our products and services and make no attempts to restrain or limit trade.

Specifically,

•	We never discuss such matters as prices, pricing strategies, product or marketing plans, or terms of sale with competitors. Should a prohibited subject come up during the course of a trade association or other meeting, we must leave the meeting and inform our Chief Executive Officer.

•	We do not enter into agreements with our competitors concerning prices, production volumes, customers, or sales territories.

•	We do not link purchase of one product to another or compel suppliers to buy from us to retain their RMHB business.

•	We do not disparage the products or services of a competitor.

•	We collect competitive information through proper public or other lawful channels, but do not use information that was obtained illegally or improperly by others, including through misrepresentation, invasion of property or privacy, or coercion.

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Advertising/Promotion Policies

A basic operating principle of the Company is honesty. Neither deceptive advertising nor questionable promotional activity can ever be justified. These are vital tenets of our dedication to consumers and essential to gaining and keeping their continuing loyalty to our brands.

RMHB observes standards of commercial fairness in devising, using and selecting advertising and promotions, so our products succeed based on their own quality and performance and our reputation as a Company, rather than by false or deceptive statements or comparisons.

Consumer Privacy

RMHB encourages consumers to exchange information with the Company. That environment enables us to better understand and meet their needs, while reflecting our stewardship of their data.

RMHB believes in protecting the privacy of personal information. We strive to treat information provided by an individual as that individual’s, which has been entrusted to us. We inform people about the use and handling of data they provide us. This includes informing consumers about the information we collect, what we do with it, and the choices consumers have concerning further uses of the information.

Community Relations

RMHB and its employees have a long-standing commitment to being good citizens and neighbors in all the places we do business. We believe we have a responsibility to society to use its resources — money, people and energy — wisely.

RMHB recognizes the importance of improving the quality of life in our local communities, and we support local initiatives and encourage employee involvement.

Support of Universal Human Rights

RMHB is committed to universal human rights, particularly those of employees, communities in which we operate, and parties with whom we do business. To that end, RMHB practices and seeks to work with business partners who promote the following standards:

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•	Equal opportunity for employees at all levels with respect to issues of race, color, religion, gender, age, ethnicity, national origin, citizenship, race, color, religion, gender, age, ethnicity, national origin, citizenship, veteran status, sexual orientation, gender identity, disability, or any other legally protected class, and

•	A safe and healthy workplace protecting human health and the environment.

Your Responsibility

It is your responsibility as a stakeholder in RMHB to follow the Company’s Code of Conduct. It is also your responsibility to report any noncompliance with the Code of which you become aware. You may report any instance of noncompliance to your immediate supervisor or, if the issue involves that person, you may report to any officer of the Company or any member of the Board of Directors. You are assured that RMHB does not tolerate any form of retaliation towards anyone reporting an act of noncompliance as long as that report was made in good faith.

All employees, officers, directors, and contract consultants are required to read this Code of Conduct and acknowledge understanding of it by signing the attest below. Failure to sign the acknowledgement or follow the Code may result in disciplinary action up to, and including, termination of employment or consulting contract.

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Agreement/Acknowledgement

I hereby agree that I have read the Rocky Mountain High Brands, Inc. Code of Conduct and acknowledge my understanding of its contents. I further agree to abide by the Code of Conduct, including the Insider Trading Policy, which is attached as an Appendix to this Code of Conduct.

/s/ _______________________________________

(Signature of Director, Officer, Employee, Contract Consultant)

________________________________________

(Print Name)

_________________________________________

(Title)

________________________________________

(Date)

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